Exhibit 99.1

Akorn Announces Pricing of $100 Million of Convertible Senior Notes Due 2016

LAKE FOREST, Ill.--(BUSINESS WIRE)--May 26, 2011--Akorn, Inc. (NASDAQ:AKRX) (“Akorn”) announced today the pricing of its $100 million aggregate principal amount of 3.50% Convertible Senior Notes due 2016 (the “Notes”). Akorn has also granted to the initial purchasers of the Notes a 30-day over-allotment option to purchase up to an additional $20 million aggregate principal amount of the Notes. Akorn expects to close the offering of the Notes on or about June 1, 2011, subject to the satisfaction of customary closing conditions. The Notes are being offered and sold only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).

The Notes will bear interest at a fixed rate of 3.50% per year, payable semiannually in arrears on June 1 and December 1 of each year, beginning on December 1, 2011. The Notes will be convertible into shares of Akorn’s common stock, cash or a combination thereof at an initial conversion price of $8.76 per share, which is equivalent to an initial conversion rate of approximately 114.1553 shares per $1,000 principal amount of Notes. This represents a conversion premium of approximately 30% above the Nasdaq Official Closing Price of Akorn’s common stock on the Nasdaq Global Select Market on May 25, 2011, which was $6.74 per share. The conversion price and conversion rate are subject to adjustment in certain events, such as distributions of dividends or stock splits.

The Notes will mature on June 1, 2016. Holders of the Notes will have the right to require Akorn to purchase all or a portion of their Notes upon certain fundamental changes at a cash purchase price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest, if any. Akorn may not redeem the Notes prior to the maturity date.

Akorn intends to use the net proceeds from the sale of the Notes for general corporate purposes, including potential future acquisitions and strategic transactions. Akorn has no pending agreement or understanding with respect to any such acquisition or transaction.

The Notes and any common stock issuable upon conversion of the Notes have not been registered under the Securities Act or applicable state securities laws and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements. Akorn does not intend to file a registration statement for the resale of the Notes or any common stock issuable upon conversion of the Notes. This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful.

About Akorn, Inc.

Akorn, Inc. is a niche pharmaceutical company engaged in the development, manufacture and marketing of multisource and branded pharmaceuticals. Akorn has manufacturing facilities located in Decatur, Illinois and Somerset, New Jersey where Akorn manufactures ophthalmic and injectable pharmaceuticals. Additional information is available on Akorn’s website at www.akorn.com.

CONTACT:
Akorn, Inc.
Tim Dick, 847-279-6150
Chief Financial Officer